UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

January 12, 2022

Date of Report (Date of earliest event reported)

Can B̅ Corp.

(Exact name of registrant as specified in its charter)

Florida	000-55753	20-3624118
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

960 South Broadway, Suite 120 Hicksville, NY	11801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 516-595-9544

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	CANB	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On January 12 2022, Can B Corp., a Florida corporation (the “Company”) entered into a definitive agreement with PrimeX LLC for the distribution of certain of the Company’s products in Brazil and other potential international markets (the “Agreement”). Pursuant to the Agreement, the Company will supply PrimeX with its CBD and non-CBD products for distribution in Brazil at a 50/50 net revenue share, with all expenses relating to such product to be reimbursed to the Company before the revenue split. In addition, the Company has agreed to white label products for PrimeX at a price of the Company’s cost plus 25%. PrimeX will be the exclusive provider of Company products in Brazil and will have the option to enter additional international markets. The Company has agreed to provide requested samples to PrimeX at cost. The Company will assist PrimeX with marketing and USA compliance relating to the products. The Company has agreed to extend PrimeX 60 day payment terms with a line of credit up to $200,000.

The term of the Agreement is two years with one-year automatic extensions unless either party terminates before extension. The Agreement contains indemnification, confidentiality, non-disparagement and non-solicitation obligations for both parties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Can B̅ Corp.

Date: March 4, 2022	By:	/s/ Marco Alfonsi
Marco Alfonsi, CEO